EXHIBIT 99.1



FROM:                                 FOR:
Swenson NHB Investor Relations        SITEL Corporation
121 South Eighth St. Suite 1111       300 East Lombard, Suite 850
Minneapolis, Minn. 55402              Baltimore, Md. 21202
Contact: Doug Ewing   612-371-0000    Contact: Gar Richlin, EVP and CFO, or
                                                  Jim Jacobson, Investor
Relations
                                                  410-659-5700

FOR IMMEDIATE RELEASE

              SITEL CORPORATION COMMENTS ON SECOND-QUARTER RESULTS

BALTIMORE, June 23 -- SITEL Corporation (NYSE:SWW), the global leader in teleservicing, announced today that it expects to record a restructuring charge of approximately $6.5 million for its second quarter ending June 30. Excluding the effect of the restructuring charge, SITEL also expects to report near break-even results before provision for income taxes for its second quarter.
 The restructuring charge relates to SITEL's European operations, and is principally for severance arrangements. The charge is driven by two principal factors, a lower level of campaign business, which has been the Company's historical focus in Europe, and the need to reposition its infrastructure for increasing amounts of outsourcing business.
 Phil Clough, SITEL's Chief Executive Officer said, "Once this restructuring is completed, our resources will be in line with existing levels of business, and the Company will be more appropriately positioned for increasing levels of outsourcing business, such as the recently announced contracts with Philips and 3Com."
 The difference between SITEL's anticipated results and current analysts' estimates relates primarily to Europe's lower level of campaign business. With a more appropriate expense structure and increasing levels of outsourcing business, the Company expects to begin approaching its targeted levels of profitability in Europe by the end of the year. The company also expects to report improved overall results for the third and fourth quarters, as compared to the anticipated second quarter, excluding the effect of the restructuring charge.
 Clough commented that SITEL's business in its other regions - North America, Asia Pacific and Latin America - continues to perform in line with management's expectations. While European results are below expectations, SITEL remains the largest teleservicing company in Europe and the global leader in teleservices.
 Jim Lynch, SITEL's Chairman said, "Over the past few weeks, Phil Clough and I, as well as several other senior and experienced executives, have spent time in Europe reviewing our operations there. We are convinced that the appropriate plans are in place to move the business forward. We have dedicated and talented people who are committed to the highest performance levels." Lynch further stated, "It is the clear focus of SITEL's senior leadership, management and employees to return the company to increasing profitability as soon as possible."

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 SITEL Corporation is the global leader in outsourced telephone and Internet-
based customer service and sales programs for corporations worldwide. The company operates over 12,900 workstations in more than 70 call centers in 18 countries throughout North America, Europe, Latin America and Asia-Pacific. It covers more than 25 languages and dialects, serves over 400 clients in nine industries and employs more than 20,000 people. Further information about the company is located on the Internet at http://www.sitel.com

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This news release contains forward-looking statements regarding SITEL's anticipated restructuring charge, anticipated second quarter 1998 financial results, and anticipated improvements in profitability and overall results by the end of 1998. Such forward-looking statements involve substantial risks and uncertainties. While the substantial risks and uncertainties cannot all be predicted or quantified, important factors that could cause SITEL's actual results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, because the second quarter of 1998 has not been completed and the remaining quarters of 1998 have not even commenced, additional major expense items may yet occur or may become further identified or quantified and anticipated revenues may not occur or may fall into later periods. Readers are encouraged to review the Risk Factors section of SITEL's most recent prospectus filed April 24, 1998 and SITEL's most recent Form 10-K filed March 30, 1998, which describe other important factors that may impact SITEL's business, results of operations and financial condition and certain of which are discussed from time to time in the Company's filings with the Securities and Exchange Commission. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

06/23/98